Exhibit 10.24

Otis Elevator
One Carrier Place
Farmington, CT  06032
(860) 674-3110

Christian E. Meisner
Vice President
Chief Human Resources Officer

June 27, 2019

Rahul Ghai
[ADDRESS]
[ADDRESS]

Dear Rahul:

I am very pleased to offer you the position of Vice President & Chief Financial Officer, Otis Elevator, reporting to Judy Marks, President, Otis Elevator.  This position will be located in Farmington, Connecticut, with responsibilities as discussed during our recent conversations.  We will tentatively plan on a July 8, 2019 start date.

Rahul, everyone at Otis and United Technologies Corporation (UTC) believes you will make a great contribution to Otis.  With that in mind, we have constructed an attractive compensation package for you.

You will become a member of UTC’s Executive Leadership Group (ELG), representing our most senior executive population.  Your compensation package with Otis will include an initial base salary will be $675,000 per year in addition to other benefits and privileges detailed below.  These elements will be reviewed by Otis’ Compensation Committee of the Board of Directors upon successful separation from UTC to ensure your compensation package remains market competitive and reflects the elevation of this role to the Chief Financial Officer of a publicly traded company.

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A target annual incentive compensation (IC) award of 80% of base salary, subject to Otis’ and individual performance.  Awards are typically paid in first quarter following the end of the fiscal year.  You will be eligible for a pro-rated incentive award for 2019 based on your start date.

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An annual equity award under UTC’s long-term incentive plan (LTIP).  Awards consist of stock appreciation rights (SARs) and performance share units (PSUs).  LTIP awards vest three years from the grant date, contingent upon your continued employment with the Company and, in the case of PSUs, the achievement of certain performance goals over a three-year performance period.  SARs deliver value based on share price appreciation, while PSUs convert into shares of common stock upon vest.

•	A leased vehicle as per the terms of UTC’s Executive Lease Vehicle Program.

As offsets to the various programs at your current employer that mandate forfeiture or reduction for early departure, you will be provided with the following:

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A cash sign-on bonus of $500,000 (not Savings Plan eligible), payable within 30 days of joining Otis, and subject to repayment in the event of your departure prior to your one-year anniversary with Otis.

•	In the event you forfeit your 2018 cash bonus award as a result of your departure, a cash payment of $500,000 (not Savings Plan eligible) payable within 30 days of joining UTC.

•	UTC equity awards comprised of the following:

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An LTIP award with a target value of $1,750,000, to be granted within 30 days of joining Otis, with half of the value delivered in SARs and the remaining value delivered in RSUs.  This award will be subject to UTC’s standard schedule of terms and conditions, including a three-year vesting requirement.

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An ELG RSU retention grant with a value of $1,000,000.  This award will be eligible to vest in the event of a mutually agreed separation that occurs after at least three years of ELG service and will be subject to other terms and conditions set forth in UTC’s ELG Agreement.

You will also be eligible for the following additional benefits:

•	Relocation assistance including support from SIRVA to aid in the establishment of a residence in the Hartford area.

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UTC Choice, the Corporation’s flexible benefits plan, which you may join immediately upon your start with Otis.  This includes medical, dental, life and disability insurances (ELG members receive enhanced long-term disability protection).

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UTC’s Savings Plan, which currently includes Company automatic and matching contributions.  Beginning immediately upon your start, the Company will automatically make an age-graded contribution to your account each pay period.  You may elect to make contributions to the Savings Plan immediately upon hire.  After one year of service, the Company will match up to 6% of your contributions at 60% up to IRS earnings limits.  Company automatic and matching contributions vest the sooner of two years of participation in the Plan or three years of consecutive service.

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UTC’s Savings Restoration Plan (SRP) and Company Automatic Contribution Excess Plan (CACEP).  These non- qualified retirement / deferred compensation plans permit you to continue to receive Savings Plan matching (through the SRP) and Company automatic contributions (through the CACEP) that exceed the IRS income and contribution limits applicable to the tax-qualified UTC Savings Plan mentioned above.

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UTC’s Deferred Compensation Program (DCP) and LTIP Performance Share Unit Deferral Plan, which provide executives with the opportunity to elect to defer a portion of their base salary, incentive compensation, and vested PSUs.

This offer is conditional on you satisfactorily meeting our established employment requirements, including the execution of an Intellectual Property Agreement.  Also, the 1986 Immigration Reform and Control Act requires that all employees furnish identification verifying U.S. citizenship or authorization to work in the U.S.  These documents will be provided via a separate email to your personal account this week.

Rahul, I know you will make a valuable contribution to the continuing growth of Otis.  We look forward to working with you in your new role with us.

Please note your acceptance of the terms and conditions of our offer by signing below, scanning a copy and emailing to me at [EMAIL ADDRESS].

Sincerely,

/s/ Christian E. Meisner

Christian E. Meisner
Vice President & Chief Human Resources Officer

Accepted:

/s/ Rahul Ghai	6/30/2019
Rahul Ghai	Date

I accept the job with a start date of 7/15/2019 and with the appointment effective 7/15/2019. /s/ RG